9 Meters Biopharma Hosting Research & Development Day

Will Provide Overview of Clinical Pipeline of Gastrointestinal Therapies in
Short Bowel Syndrome and Celiac Disease

Wednesday, May 13th @ 1pm Eastern Time

RALEIGH, NC, May 5, 2020 – 9 Meters Biopharma (NASDAQ: NMTR), a clinical stage gastroenterology company focused on specialty, rare, and orphan diseases, today announced that it will host a research and development day webinar on its clinical pipeline of gastrointestinal therapies in short bowel syndrome and celiac disease on Wednesday, May 13, 2020 at 1pm Eastern Time.

The call will feature a presentation by Key Opinion Leaders (KOLs) Mark Pimentel, MD, FRCPC, from MAST Program, Cedars-Sinai, and Benjamin Lebwohl, MD, MS, from Columbia University Medical Center, who will discuss the unmet medical needs in treating patients with short bowel syndrome (SBS) and celiac disease (CeD), current standards of care and the 9 Meters’ approach. Drs. Pimentel and Lebwohl will be available to answer questions at the conclusion of the event.

The 9 Meters management team will discuss their two co-lead programs including, NM-002, a long-acting glucagon-like peptide 1 agonist about to begin a Phase 1b/2a clinical trial assessing safety, tolerability and preliminary efficacy in SBS. Further, the company will present an update on larazotide acetate, a gut-restricted, tight-junction regulator in a Phase 3 trial for the treatment of CeD with Fast Track designation by the FDA.

Wednesday, May 13th @ 1pm Eastern Time
Domestic:            877-407-9716
International:            201-493-6779
Conference ID:            13702422
Webcast: https://viavid.webcasts.com/starthere.jsp?ei=1306438&tp_key=09816b6dc7

Dr. Pimentel is currently the head of the Pimentel Laboratory and executive director of the Medically Associated Science and Technology (MAST) Program at Cedars-Sinai. This program focuses on the development of drugs, diagnostic tests and devices related to conditions of the microbiome. The Pimentel Lab researches irritable bowel syndrome (IBS), one of the most prevalent gastrointestinal (GI) conditions effecting about 10 percent of the population worldwide and about 10 to 15 percent of people in the U.S. In the past, there was no definitive test to diagnose IBS. For a time, IBS was thought to be a psychological disease; however, the Pimentel Lab discovered a blood test to provide a definitive diagnosis showing that IBS is an organic disease. Having a definitive diagnosis for IBS paved the way for additional research in the Pimentel Lab to treat the condition.

Dr. Lebwohl is a graduate of Harvard College, where he majored in music. He received his MD from Columbia College of Physicians and Surgeons in 2003, and then completed his internship, residency, and chief residency in internal medicine at Columbia. He stayed at Columbia as a fellow in Digestive and Liver Disease, during which time he obtained a Masters in Patient Oriented Research from the Department of Biostatistics at the Mailman School of Public Health. He was a post-doctoral fellow in a National Cancer Institute-funded Training Program in Cancer-Related Population Sciences under the mentorship of Alfred Neugut. He joined the faculty of the Celiac Disease Center at Columbia University in 2010. Dr. Lebwohl is the Louis and Gloria Flanzer Scholar at Columbia University Medical Center. He

is the recipient of a Young Investigator Research Grant from the Celiac Disease Foundation (2019-2021). He is an associated scholar at the Karolinska Institute in Stockholm, Sweden, where he performs population-based research in celiac disease in the Department of Medical Epidemiology and Biostatistics. He currently serves as a member of the Gastrointestinal Drugs Advisory Committee of the United States Food and Drug Administration. He is heavily involved in medical education and lectures regularly to trainees on topics including celiac disease, clinical decision making, quality improvement, pseudoscience, diarrhea, the Beethoven string quartets, and colorectal cancer screening.

About 9 Meters Biopharma
9 Meters Biopharma, Inc. is a rare, orphan and unmet needs focused GI company. The Company is advancing NM-002, a proprietary long-acting GLP-1 agonist into Phase 2 trial for Short Bowel Syndrome (SBS), a rare, orphan disease, as well as larazotide, a Phase 3 tight junction regulator being evaluated for patient-reported symptom improvement in non-responsive celiac disease.
For more information, please visit www.9meters.com.

Forward-looking Statements
This press release includes forward-looking statements based upon the Company’s current expectations. Forward-looking statements involve risks and uncertainties, and include, but are not limited to, the potential effects of the ongoing coronavirus outbreak and related mitigation efforts on the Company's clinical, financial and operational activities; the Company's continued listing on Nasdaq; expectations regarding future financings; the future operations of the Company; the nature, strategy and focus of the Company; the development and commercial potential and potential benefits of any product candidates of the Company; anticipated preclinical and clinical drug development activities and related timelines, including the expected timing for data and other clinical and preclinical results; the Company having sufficient resources to advance its pipeline; and any other statements that are not historical fact. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation: (i) uncertainties associated with the clinical development and regulatory approval of product candidates; (ii) risks related to the inability of the Company to obtain sufficient additional capital to continue to advance these product candidates and its preclinical programs; (iii) uncertainties in obtaining successful clinical results for product candidates and unexpected costs that may result therefrom; (iv) risks related to the failure to realize any value from product candidates and preclinical programs being developed and anticipated to be developed in light of inherent risks and difficulties involved in successfully bringing product candidates to market; (v) the impact of COVID-19 on our operations, clinical trials or proposed merger and future financings and (vi) risks associated with the possible failure to realize certain anticipated benefits of the proposed Merger and the Naia acquisition, including with respect to future financial and operating results. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties. These and other risks and uncertainties are more fully described in periodic filings with the SEC, including the factors described in the section entitled "Risk Factors" in Innovate Biopharmaceuticals. Inc. Annual Report on Form 10-K for the year ended December 31, 2019 and in other filings that Innovate has made and future filings the Company will make with the SEC. You should not place undue reliance on these forward-looking statements, which are made only as of the date hereof or as of the dates indicated in the forward-looking statements. The company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in its expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based.

Corporate contact
Edward J. Sitar
Chief Financial Officer
9 Meters BioPharma, Inc.
investor-relations@9meters.com
www.9meters.com

Media contact
Amy Jobe, Ph.D.
LifeSci Communications, LLC
ajobe@lifescicomms.com
315-879-8192

Investor contact
Corey Davis, PhD
LifeSci Advisors, LLC
cdavis@lifesciadvisors.com
212-915-2577